FOURTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Fourth Amendment”) dated as of the 17th day of July, 2009, is by and between BIOANALYTICAL SYSTEMS, INC. (“Borrower”) and NATIONAL CITY BANK (“Bank”);

W I T N E S S E T H:

WHEREAS, as of January 4, 2005, the parties hereto entered into a certain Credit Agreement, as amended (as amended, the “Agreement”);

WHEREAS, the parties desire to further amend the Agreement, subject to the terms contained therein;

NOW, THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Agreement shall be, and it hereby is, amended as provided herein and the parties further agree as follows:

PART I.  AMENDATORY PROVISIONS

Article 2.  Credit

2.1           Line of Credit Commitment.  Section 2.1 of the Agreement is hereby amended by substituting the following new Section 2.1 in lieu of the existing Section 2.1:

2.1  Line of Credit Commitment.  Subject to the terms and conditions of this Agreement, Bank shall make Advances under the Line of Credit available to Borrower in a maximum principal amount equal to the lesser of: (a) Three Million Dollars ($3,000,000), or (b) the Borrowing Base.  Advances under the Line of Credit shall be evidenced by the Replacement Credit Note in the form attached hereto.  All Advances under the Line of Credit (whether currently outstanding or to be made) shall constitute Eurodollar Rate Advances.

2.2 Interest; Unused Fees and Rate Selection.  Section 2.2 of the Agreement is hereby amended by substituting the following new Section 2.2 in lieu of the existing Section 2.2:

2.2.1.  Line of Credit – Interest.  Prior to maturity or Default, the outstanding principal balance of Advances under the Line of Credit shall bear interest at a per annum rate equal to LIBOR plus Five Percent (5%).  In the event that LIBOR shall become unavailable, the outstanding principal balance of Advances under the Line of Credit shall bear interest at a per annum rate equal to the Prime Rate plus Two Percent (2%).

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2.2.2.  General.  Interest shall be due and payable for the exact number of days principal is outstanding and shall be calculated on the basis of a three hundred sixty (360) day year.  Any change in the interest rates occasioned by a change in LIBOR shall be effective on the same day as the change in LIBOR.  After the maturity of any Facility, whether by acceleration or otherwise, and while and so long as there shall exist any uncured Default, the Facilities shall bear interest at a per annum rate equal to Four Percent (4%) above the otherwise applicable rates.

2.2.3.  Unused Fee/Reduction of Line of Credit Commitment.  Borrower shall pay to Bank from and after the date hereof until the date on which Bank’s commitment under the Line of Credit is terminated in whole, an unused fee accruing at the rate of the Applicable Fee per annum on the average daily unborrowed portion of the Line of Credit minus outstanding Letters of Credit.  All such unused fees payable under this clause shall be payable quarterly in arrears on the last day of each fiscal quarter of Borrower occurring after the date hereof (with the first such payment being calculated for the period from the date hereof and ending on March 31, 2005), and, in addition, on the date on which the Bank’s commitment under the Line of Credit is terminated in whole.  Such unused fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year.  Borrower may permanently reduce the Bank’s commitment under the Line of Credit, in whole or in part, in integral multiples of One Million Dollars ($1,000,000), upon at least three (3) Banking Days’ written notice to Bank, which notice shall specify the amount of any such reduction; provided, however, that the amount of Bank’s commitment under the Line of Credit may not be reduced below the aggregate principal amount outstanding thereunder.

2.2.4.  Interest Rate Selection – Eurodollar Rate Option.  [Intentionally left blank].

2.4  Issuance of Letters of Credit.  Section 2.4 of the Agreement is hereby amended by substituting the following new Section 2.4 in lieu of the existing Section 2.4:

2.4  Issuance of Letters of Credit.  Subject to the terms and conditions hereof, the Line of Credit, at the option of Borrower upon delivery of a proper Letter of Credit Application, in the form prescribed by Bank, may also be utilized in the form of Letters of Credit issued by Bank for the account of Borrower.  Each Letter of Credit shall have an expiration date not later than the earlier of twelve (12) months from the date of issuance, or the Line of Credit Maturity Date.  The aggregate of the Letters of Credit outstanding at any time plus the aggregate amount of unreimbursed drawings under the Letters of Credit shall not exceed the lesser of the unborrowed available portion of the Line of Credit or Seven Hundred Fifty Thousand Dollars ($750,000.00).  The amount of any Letter of Credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination.  The Letters of Credit and each unreimbursed drawing thereunder shall count against and reduce the available amount under the Line of Credit by the amount of any Letter of Credit outstanding unless and until such Letter of Credit expires by its terms or otherwise terminates or the amount of a drawing thereunder is reimbursed, in which event the Line of Credit shall be reinstated by the amount of such Letter of Credit or the amount of such reimbursement, as the case may be.  Each such Letter of Credit shall conform to the general requirements of Bank for the issuance of such credits, as to form and substance, shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 or International Standby Practices Publication 590 of the International Chamber of Commerce and shall be a letter of credit which Bank may lawfully issue.  If and to the extent a drawing is at any time made under any Letter of Credit, Borrower agrees to pay to Bank immediately and unconditionally upon demand for reimbursement, in lawful money of the United States, an amount equal to each amount which shall be so drawn, together with interest from the date of such drawing to and including the date such payment is reimbursed to Bank or converted to an Advance under the Line of Credit as provided herein.  Until demand for reimbursement, such interest shall be calculated at a variable per annum rate equal to LIBOR plus Five Percent (5%), and interest shall be calculated after such demand at a variable per annum rate equal to LIBOR plus Nine Percent (9%).  In the event that LIBOR shall become unavailable, such interest shall be calculated at a variable per annum rate equal to the Prime Rate plus Two Percent (2%), and interest shall be calculated after such demand at a variable per annum rate equal to the Prime Rate plus Six Percent (6%).  All such interest shall be calculated on the basis that an entire year’s interest is earned in three hundred sixty (360) days.  Bank shall convert automatically the reimbursement obligations of Borrower arising out of any such drawing into Advances under the Line of Credit so long as the Line of Credit has not expired, and Borrower hereby irrevocably authorizes Bank to refinance, without notice to Borrower, the reimbursement obligation of Borrower arising out of any such drawing into Advances under the Line of Credit, evidenced by the Credit Note and for all purposes under, on and subject to the terms and conditions of this Agreement, without regard to the conditions precedent to making an Advance under the Line of Credit or to any requirement of this Agreement that each Advance be a minimal amount or multiple.  This Agreement and the other Loan Documents shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof.  Borrower agrees to pay to Bank, at the time of issuance, Letter of Credit fees equal to the Applicable Fee of the face amount of each commercial Letter of Credit and the Applicable Fee per annum of each standby Letter of Credit.  Such Letter of Credit fees shall be due and payable upon issuance and thereafter quarterly in advance on the first day of each calendar quarter and shall be calculated on the basis that an entire year consists of three hundred sixty (360) days.  Such fees shall not be reduced or refundable for any reason.  Borrower shall also pay Bank’s reasonable and customary costs of issuing, servicing, and negotiating draws under the Letters of Credit.  Borrower hereby authorizes Bank to collect such fees by deducting the amount thereof from any account of Borrower at Bank.

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2.9.1.  Line of Credit.  Section 2.9.1 of the Agreement is hereby amended by substituting the following new Section 2.9.1 in lieu of the existing Section 2.9.1:

Borrower shall give Bank email, telex or telegraphic notice of its intention to borrow under the Line of Credit (a “Borrowing Base Request”) by not later than 10:00 a.m. (Indianapolis time) on the proposed borrowing date, which shall be a Banking Day.  With each draw request, Borrower shall submit the necessary documentation including, but not limited to, a Borrowing Base reconciliation and any accompanying backup documentation, such as sales journals, copies of invoices, or other supporting information as deemed reasonably necessary by the Bank in its sole discretion (collectively, the “Borrowing Base Documentation”).  It shall be an Event of Default if any Borrowing Base Documentation contains any misrepresentations.  Each Borrowing Base Request once received by Bank shall be irrevocable, subject to Section 2.13 hereof.  Borrower agrees that Bank may rely on any such email, telex or telegraphic Borrowing Base Request made by any Person whom Bank in good faith believes to be authorized.  Each Borrowing Base Request, including the accompanying Borrowing Base report, shall in and of itself constitute a representation and warranty on behalf of Borrower that no Default or Unmatured Default (except the Waived Default expressly waived herein, as provided by Article 6) has occurred and is continuing or would result from the making of the Advance requested by the Borrowing Base Request and that the requested Advance shall not cause the principal balance of the Line of Credit to exceed the maximum amount available under the Line of Credit from time to time.  Provided that there is availability under the Line of Credit, Bank shall use its commercially reasonable best efforts to deposit each Advance into the Operating Account (as such term is defined in paragraph 5.2.15) no later than 2:00 p.m. (Indianapolis time) on the Banking Day upon which the Borrower makes a Borrowing Base Request.

Article 5.  Covenants

5.2.15  Banking Relationship.  Section 5.2.15 of the Agreement is hereby amended by substituting the following new Section 5.2.15 in lieu of the existing Section 5.2.15:

Maintain all of its banking accounts with Bank except for the Excluded Account (as defined below), including, without limitation, operating, lockbox and autoline accounts (collectively, the “Operating Account”).  "Excluded Accounts" shall be accounts maintained in West Lafayette, IN, Evansville, IN and McMinnville, OR (locations where Bank does not have branches) for use in local transactions.  The balances of funds in those accounts will not exceed $10,000 each in West Lafayette and Evansville, and $5,000 in McMinnville (collectively, the “Excluded Account Cap”).  Borrower shall also maintain a segregated depository account at Bank in Bank’s name as account number ______________(the “Cash Collateral Account”).  “Excluded Payments” shall mean deposits made into the Excluded Accounts, provided that such deposits do not cause the balance of the respective Excluded Account to exceed the Excluded Account Cap.  Borrower agrees that all receipts from the sale of inventory, collection of accounts, and all other revenues (collectively, the “Cash Collateral”) shall be immediately deposited into the Cash Collateral Account.  Borrower shall not commingle any of the Cash Collateral with any other funds or assets, and will deliver the Cash Collateral (including all checks and other instruments representing proceeds of Borrower’s inventory, accounts receivable and all other revenues, but not including any Excluded Payments) in the form received by Borrower no later than the first business day after the same are received by Borrower.  Until so delivered, all such cash, checks, deposits and other property shall be held in trust by Borrower for the benefit of Bank.  Borrower shall have no legal or equitable title to the Cash Collateral Account or any funds thereto.  Bank shall credit the Cash Collateral deposited into the Cash Collateral Account to the Obligations on the first Banking Day following receipt of collected funds and reduce the Obligations by such amounts.  Notwithstanding any other provision of this Agreement, at any time and from time to time when the Obligations of Borrower to Bank are paid in full, including all reasonable attorneys’ fees and other reasonable expenses incurred by Bank in connection with the Obligations, Bank will transfer all remaining funds in the Cash Collateral Account to the Operating Account.  Bank shall have authority to endorse in the name of Bank and/or Borrower any check or similar instrument payable to Borrower that may come into the possession of Bank as Cash Collateral.

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5.2.17  Inventory and Appraisal of Equipment:  The following is hereby added to the Agreement as Section 5.2.17:

On or before August 15, 2009, provide Bank with a complete inventory of all equipment owned or leased by Borrower and BAS Evansville, Inc.  Such inventory shall indentify any and all security interests held by lenders in each item of equipment and whether such equipment is being leased.  For each piece of equipment that is neither being leased nor subject to any security interests other than a security interest held by Bank and/or National City Leasing Corporation, Borrower shall submit an appraisal provided by an accredited appraiser acceptable to Bank in its sole discretion to Bank on or before August 15, 2009.  The appraisal shall include both a fair market valuation and a liquidation valuation.

5.2.18  Field Exam:  The following is hereby added to the Agreement as Section 5.2.18:

Allow Bank to conduct a field exam(s) of Borrower and/or BAS Evansville, Inc. at the reasonable discretion of the Bank.  Representatives and agents of Bank, may enter upon the premises of Borrower and/or BAS Evansville, Inc. at any time during their business hours. Such representatives are authorized to copy and preserve all corporate records and shall have access to all manufacturer systems and web based interfaces as determined in their sole discretion, and, further may observe the Borrower’s compliance with the terms and provisions of this Agreement, and the Loan Documents, and may verify sales, payments, and the terms of any sale with customers and any third party, but shall not in any respect participate in the management of the day-to-day business operations of the Borrower and/or BAS Evansville, Inc.  So long as any of the Obligations are outstanding, or any Obligation may arise pursuant to the Loan Documents, the Bank may conduct field exams and/or audits of the Borrower and/or BAS Evansville, Inc., the frequency of which is solely within the discretion of the Bank.  In addition, the Borrowers shall use their best efforts to accommodate the Bank with the observation and investigation permitted hereby.

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5.3.2  Fixed Charge Coverage Ratio.  Section 5.3.2 of the Agreement is hereby amended by substituting the following new Section 5.3.2 in lieu of the existing Section 5.3.2:

5.3.2  Fixed Charge Coverage Ratio.  Maintain its Fixed Charge Coverage Ratio at not less than 1:00 to 1:00 as of June 30, 2009 (calculated by annualizing results for the three (3) month period ended June 30, 2009 by multiplying the numerator and denominator in the Fixed Charge Coverage Ratio by four (4)), at not less than 1.25 to 1:00 as of September 30, 2009 (calculated by annualizing the results for the six (6) month period ended September 30, 2009 by multiplying the numerator and denominator in the Fixed Charge Coverage Ratio by two (2)), and at not less than 1.50 to 1.00 as of December 31, 2009 (calculated by annualizing the nine (9) month period ended December 31, 2009 by multiplying the numerator and denominator in the Fixed Charge Coverage Ratio by one and thirty-three one hundredths (1.33)).

5.3.3  Tangible Net Worth.  Section 5.3.3 of the Agreement is hereby amended by substituting the following new Section 5.3.3 in lieu of the existing Section 5.3.3:

5.3.3  Tangible Net Worth.  Maintain its Tangible Net Worth (determined as of the end of the fiscal quarter) at not less than Twelve Million Dollars ($12,000,000) as of June 30, 2009, and increasing as of the last day of each fiscal quarter thereafter by an amount equal to Fifty Percent (50%) of Borrower's net income (without reduction for any net losses for such fiscal quarter).

PART II.  WAIVER

            Subject to the satisfaction of Part IV hereof, Bank hereby waives, for the fiscal periods ending December 31, 2008, March 31, 2009 and June 30, 2009, compliance with the provisions of Section 5.3.2 (Fixed Charge Coverage Ratio) of the Agreement, and further waives, for the fiscal periods ending March 31, 2009 and June 30, 2009, compliance with the provisions of Section 5.3.3 (Tangible Net Worth) of the Agreement, the merger of BASi Northwest Laboratory, Inc. with and into the Borrower, the dissolution of BASi Maryland, Inc., as well as any Default or Unmatured Default by Borrower for noncompliance therewith (collectively, the “Waived Default”).  These waivers shall be in force and effect solely for the referenced period, unless otherwise agreed by Bank in the exercise of its sole discretion.  Notwithstanding the terms of this Section, Bank is not waiving any default by the Borrower resulting from Borrower’s failure to comply with Section 5.3.2 and 5.3.3 as amended by this Fourth Amendment for the period ending on June 30, 2009.

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PART III.  CONTINUING EFFECT

Except as expressly modified herein:

(a)           All terms, conditions, representations, warranties and covenants contained in the Agreement shall remain the same and shall continue in full force and effect, interpreted, wherever possible, in a manner consistent with this Fourth Amendment; provided, however, in the event of any irreconcilable inconsistency, this Fourth Amendment shall control;

(b)           The representations and warranties contained in the Agreement shall survive this Fourth Amendment in their original form as continuing representations and warranties of Borrower; and

(c)           Capitalized terms used in writing by Bank, and not specifically herein defined, shall have the meanings ascribed to them in the Agreement.

In consideration hereof, Borrower represents, warrants, covenants and agrees that:

(aa)           Except to the extent set forth above, each representation and warranty set forth in the Agreement, as hereby amended, remains true and correct as of the date hereof in all material respects, except to the extent that such representation and warranty is expressly intended to apply solely to an earlier date and except for changes reflecting transactions permitted by the Agreement;

(bb)           There currently exist no offsets, counterclaims or defenses to the performance of the Obligations (such offsets, counterclaims or defenses, if any, being hereby expressly waived);

(cc)           Except as expressly waived in writing by Bank, there has not occurred any Default or Unmatured Default; and

(dd)           After giving effect to this Fourth Amendment and any transactions contemplated hereby, no Default or Unmatured Default is or will be occasioned hereby or thereby.

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PART IV.  CONDITIONS PRECEDENT

Notwithstanding anything contained in this Fourth Amendment to the contrary, Bank shall not have any obligation under this Fourth Amendment until each of the following conditions precedent have been fulfilled to the satisfaction of Bank:

(a)           Bank shall have received this Fourth Amendment, duly executed in the form prescribed by Bank;

(b)           Bank shall have received a Reaffirmation of Guaranty, in the form prescribed by Bank, duly executed by each Guarantor in existence as of the date hereof;

(c)           Bank shall have received the Replacement Promissory Note duly executed in the form prescribed by Bank;

(d)           Bank shall have received a duly executed certificate of the Secretary of Borrower (i) certifying as to attached copies of Resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Fourth Amendment, and (ii) certifying as complete and correct as to attached copies of the Articles of Incorporation and By-laws of Borrower or certifying that such Articles of Incorporation or By-laws have not been amended (except as shown) since the previous delivery thereof to Bank;

(e)           Borrower shall have paid Bank a $7,500 non-refundable waiver fee; and

(f)           All legal matters incident to this Fourth Amendment shall be reasonably satisfactory to Bank and its counsel.

PART V.  EXPENSES

Borrower shall reimburse Bank for all reasonable legal fees and other expenses incurred by Bank in connection with this Fourth Amendment and the transactions contemplated hereby.  Bank is hereby authorized to debit Borrower’s operating account maintained at Bank for such legal fees and expenses.

PART VI.  COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

[signatures on following pages]

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IN WITNESS WHEREOF, Borrower and Bank have caused this Fourth Amendment to be executed by their respective officers duly authorized as of the date first above written.

“BORROWER”

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Michael R. Cox
Printed:	Michael R. Cox
Its:	VP - Finance

STATE OF INDIANA	)
)SS:
COUNTY OF Tippecanoe	)

Personally appeared before me, a Notary Public in and for said County and State, Michael R. Cox of said corporation, known to me as the person named herein, who after being duly sworn upon his oath, stated to me that he has been duly authorized and empowered to execute the foregoing Agreement on behalf of said corporation.

In Witness Whereof, I have hereunto set my hand and Notarial Seal, this 17th day of July, 2009.

My Commission Expires:	/s/ Lina L. Reeves-Kerner
3/17/2016	Notary
My County of Residence:	Lina L. Reeves-Kerner
Tippecanoe	Printed

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“BANK”

NATIONAL CITY BANK

By:	/s/ John H. Goggins

Its:	Vice President

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